Sub-Item 77K:  Changes in registrant's
certifying accountant

The independent accountants previously
engaged as the principal accountant to
audit the Trust's financial statements
were PricewaterhouseCoopers LLP.

On September 14, 1999, PricewaterhouseCoopers
LLP was informed that they were to be
dismissed upon conclusion of their audit of the Trust's financial statements for the year ended July 31, 1999.
The Registrant's Board of Trustees participated in and approved the decision to change independent accountants.

The reports of PricewaterhouseCoopers LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the
two most recent fiscal years and through September 14, 1999, there have been no disagreements with PricewaterhouseCoopers
LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of
PricewaterhouseCoopers LLP, would have
caused them to make reference thereto
in their report on the financial statements for such years.

The Registrant has requested that
PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.
A copy of such letter, dated April 10, 2000 is filed with this Exhibit to Form NSAR-A.

On September 14, 1999, the Board of Trustees approved Ernst & Young LLP to serve as the Trust's independent auditors effective
September 14, 1999. The Trustees unanimously adopted the following resolution:

RESOLVED, that Ernst & Young LLP be,
and they hereby are, appointed as certified public accountants for AmSouth Mutual Funds
(the "Trust"), with regard to the fiscal year ending July 31, 2000 under the terms and conditions described in the written proposal of Ernst & Young LLP as presented at this meeting.